Exhibit 99.1

Polymer Group, Inc. 4055 Faber Place Dr. Suite 201 N. Charleston, SC 29405 www.polymergroupinc.com 843-329-5151

Polymer Group, Inc. Reports Net Income for Fourth Quarter and Fiscal Year 2004

For Immediate Release

Thursday, March 3, 2004

[North Charleston, SC] --- Polymer Group, Inc. (OTC Bulletin Board: POLGA/POLGB) (“PGI”) reported unaudited results of operations for the fourth quarter and fiscal year ended January 1, 2005.

Highlights included:

•                  Net sales for the fourth quarter increased 13.3% to $223.5 million, the highest level achieved in over four years.  For the fiscal year of 2004, sales grew 8.6% to $844.7 million, driven primarily by volume growth in Latin America from new capacity installations and from new product introductions and stronger base volumes in North America.

•                  Gross profit increased 20.3% in the fourth quarter and 13.4% for the full year, compared to the prior year periods.

•                  The company reported net income in the fourth quarter of $8.4 million, marking a return to bottom line profitability.  For the year, PGI reported net income of $4.7 million.

•                  Cash flows for the year strengthened, contributing to a reduction in net debt of $89.5 million during the year.  Cash balances grew to $41.3 million at year end and debt balances were reduced to $414.0 million by repaying $15.8 million of bank debt and converting approximately $53.7 million of 10% Convertible Subordinated Notes outstanding at the beginning of the fiscal year into Series A Convertible PIK Preferred Stock and Class A Common Stock.

“2004 was a year of tremendous success for PGI.  We surpassed our goals for the year and further validated that our strategies are sound.  We showed solid improvement for each quarter of 2004, which enabled us to end the year with positive net income both for the quarter and the full year.  This is a significant milestone for the company,” said PGI’s chief executive officer, James L. Schaeffer.  “Additionally, we continued to build a foundation for future growth with new capacity expansions and product introductions.  We expect to continue our positive momentum from 2004 into 2005.”

Fourth Quarter Overview

Net sales for the fourth quarter of 2004 were $223.5 million, up $26.2 million from $197.3 million in the fourth quarter of 2003, driven by higher volumes, a richer product mix and price increases implemented to offset the effects of higher raw material costs.  Volumes in the North American markets improved substantially year-over-year as new programs continued to come on line.  Additionally, the Latin American markets compared favorably in the fourth quarter due primarily to the addition of the new production line in Mexico.

The negative impacts of higher raw material costs were offset by volume increases, initiatives the company put in place in 2003 and 2004 to lower manufacturing costs, curtailment of certain predecessor post-retirement benefit plans and recovery of a portion of the increases in raw material costs from increased selling prices.  As such, fourth quarter gross profit increased $7.3 million to $43.2 million, representing a gross profit margin of 19.3%, compared to $35.9 million and 18.2% for the fourth quarter of 2003, respectively.

Operating income increased $9.9 million to $16.7 million in the fourth quarter of 2004.  The fourth quarter of 2004 was positively impacted by $3.6 million associated with curtailing certain predecessor post-retirement benefit plans, offset by plant realignment and other asset impairment charges of $0.9 million.  Plant realignment and other asset impairment charges amounted to $4.4 million in the fourth quarter of 2003.

Net income for the fourth quarter was $8.4 million compared to a net loss of $13.3 million for the same period the prior year.  Additionally, income applicable to common shareholders was $6.0 million compared to a loss of $13.3 million in the prior year period.  During the fourth quarter of 2004, the company recognized an income tax benefit of $0.2 million.  The effective tax rate for the quarter was favorably impacted by profits generated in certain jurisdictions which experienced losses in previous periods for which no tax benefit had been realized, as well as an adjustment for excess tax accruals in previous quarters.

“The fourth quarter has traditionally been our strongest quarter and this year was no exception.  We were successful in bringing on additional volume from new programs, maintaining strong utilization rates on key assets and mitigating the effects of significant increases in raw materials,” said Schaeffer.

Willis C. Moore, III, chief financial officer of the Polymer Group, stated, “Our cash flows continue to improve as evidenced by lower debt levels along with higher cash balances.  Debt, net of cash, was reduced by $89.5 million during fiscal 2004 as a result of improved financial performance combined with a successful program to better manage the company’s investment in capital assets and working capital and the completion of our exchange of convertible debt to PIK preferred stock.  We are very pleased with the positive net income achieved during the quarter and consider it a strong indicator of our financial success.”

Full Year Overview

2004 net sales were $844.7 million, up $66.9 million over the prior year.  The primary drivers of the increase in net sales were higher volumes to both consumer and industrial markets as well as price increases implemented throughout the year.  Additionally, the company benefited from stronger European currencies.

Each quarter of 2004 showed improved margins over the prior year to yield a gross profit for the year of $153.5 million, 13.4% above the $135.3 million gross profit achieved in 2003.  The gross margin for the full year of 2004 was 18.2% compared to 17.4% in 2003.

Full year 2004 operating income was $63.3 million compared to $32.6 million in 2003.  Included in operating income for the year were $13.1 million of income from an arbitration settlement and $4.1 million of plant realignment costs and other charges.  In 2003, operating income included $8.0 million of plant realignment costs and other charges.

Net income for the 2004 fiscal year was $4.7 million after providing for income tax expense of $8.0 million. The company reported a net loss applicable to common shareholders of $0.8 million after the effect of the accrual of payment-in-kind dividends on preferred shares.  Net income during 2004 was negatively impacted by higher interest costs for the first four months of the year prior to the company refinancing its bank debt.  In April of 2004, PGI refinanced its senior secured bank debt resulting in significantly reduced interest costs for the remainder of the year.

“Raw materials continue to be a challenge for PGI and the industry as they are predominantly petroleum based.  Specifically, our largest raw material component is polypropylene resin which increased over 50% last year and has increased further in 2005.

Despite these challenges, we accomplished strong continuous improvement in 2004 and our focus now is on capturing more global growth opportunities.  Our broad-based improvement in 2004 is very encouraging as it demonstrates both the effectiveness of the strategies we developed in 2003 and our team’s ability to implement those strategies in a very difficult raw material environment,” said Mr. Schaeffer.

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 21 manufacturing facilities throughout the world.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements speak only as of the date of this release.  Factors that may cause actual results to differ from those indicated in forward-looking statements can include, but are not limited to, the following: (i) general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; (ii) substantial debt levels and potential inability to maintain sufficient liquidity to finance the company’s operations and make necessary capital expenditures; (iii) inability to meet existing debt covenants; (iv) information and technological advances; (v) cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; (vi) domestic and foreign competition; (vii) reliance on major customers and suppliers; and (viii) risks relating to operations in foreign jurisdictions.  Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by

Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s 2003 Annual Report on Form 10-K and Form 10-Q.

For further information, please contact:

Dennis Norman

Vice President – Strategic Planning & Communication

(843) 329-5151

normand@pginw.com

P O L Y M E R  G R O U P, I N C.

Consolidated Statements of Operations (Unaudited)

Three Months Ended January 1, 2005,

Three Months Ended January 3, 2004

(In Thousands, Except Per Share Data)

	Three Months Ended January 1, 2005	Three Months Ended January 3, 2004

Net sales	$223,535	$197,327

Cost of goods sold	180,362	161,441

Gross profit	43,173	35,886

Selling, general and administrative expenses	25,532	24,732

Plant realignment costs	404	3,150

Asset impairment	543	1,207

Operating income	16,694	6,797

Other expense (income):
Interest expense, net	7,935	15,906
Minority interests	1,075	779
Foreign currency and other	(507)	4,128
	8,503	20,813

Income (loss) before income tax expense	8,191	(14,016)

Income tax expense (benefit)	(184)	(759)

Net income (loss)	8,375	(13,257)

Accrued dividends on PIK preferred shares	2,342	—

Income (loss) applicable to common shareholders	$6,033	$(13,257)

Average common shares outstanding	10,378	8,653

Income (loss) per common share:
Basic	$0.58	$(1.53)

Diluted	$0.46	$(1.53)

Depreciation and amortization expense included in operating income	$13,170	$12,608

P O L Y M E R  G R O U P, I N C.

Consolidated Statements of Operations (Unaudited)

Twelve Months Ended January 1, 2005,

Ten Months Ended January 3, 2004,

Two Months Ended March 1, 2003

(In Thousands, Except Per Share Data)

For financial reporting purposes, the Company reported operating results for the periods prior to March 1, 2003, as “Predecessor” and for the period on and subsequent to March 1, 2003, as “Successor.” The total results for the twelve months ended January 3, 2004 can be derived by adding the amounts under the Successor column for the ten months ended January 3, 2004 to the amounts under the Predecessor column for the two months ended March 1, 2003.

	Successor		Predecessor
	Twelve Months Ended January 1, 2005	Ten Months Ended January 3, 2004	Two Months Ended March 1, 2003

Net sales	$844,734	$644,893	$132,895

Cost of goods sold	691,272	531,390	111,110

Gross profit	153,462	113,503	21,785

Selling, general and administrative expenses	99,163	78,682	15,955

Plant realignment costs	1,867	6,802	4

Asset impairment	2,253	1,207	—

Arbitration settlement, net	(13,112)	—	—

Operating income	63,291	26,812	5,826

Other expense (income):
Interest expense, net	40,252	49,036	10,665
Investment gain, net	—	(3)	(291)
Minority interests	2,597	2,028	441
Write-off of loan acquisition costs related to refinanced debt	5,022	—	—
Foreign currency and other	2,694	5,808	1,434
	50,565	56,869	12,249

Income (loss) before reorganization items and income tax expense	12,726	(30,057)	(6,423)

Reorganization items, net gain	—	—	(540,479)

Income (loss) before income tax expense	12,726	(30,057)	534,056

Income tax expense	7,994	2,928	1,692

Net income (loss)	4,732	(32,985)	532,364

Accrued dividends on PIK preferred shares	5,566	—	—

Income (loss) applicable to common shareholders	$(834)	$(32,985)	$532,364

Average common shares outstanding	9,840	8,650	32,004

Income (loss) per common share:
Basic	$(0.09)	$(3.81)	$16.63

Diluted	$(0.09)	$(3.81)	$16.63

Depreciation and amortization expense included in operating income	$51,260	$41,048	$7,387

P O L Y M E R  G R O U P, I N C.

Selected Balance Sheet Data

(In Thousands)

	January 1, 2005	January 3, 2004
	(Unaudited)

Cash and cash equivalents	$41,296	$21,336

Selected working capital components
Accounts receivable, net	112,286	121,146
Inventories	106,349	96,513
Accounts payable	63,773	57,091
Accrued liabilities	33,365	39,850

Total debt	413,954	483,447

Shareholders’ equity	73,848	59,200